Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Balanced eREIT, LLC of our report dated, April 15, 2021 relating to the consolidated financial statements of Fundrise Balanced eREIT, LLC.

/s/ RSM US LLP

McLean, Virginia

April 15, 2021